Exhibit 3.3

CERTIFICATE OF DESIGNATIONS

OF

JUNIOR CONVERTIBLE PREFERRED STOCK

OF

VAIL HOLDCO CORP

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), Vail Holdco Corp, a corporation duly organized and validly existing under the DGCL (the “Company”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Company (as amended, restated, supplemented or otherwise modified from time to time, in each case, to the extent not prohibited by Section 10 and 11, the “Certificate of Incorporation”) authorizes the issuance of up to 45,000,000 shares of preferred stock, par value $0.01 per share, of the Company (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Company (the “Board of Directors”), subject to limitations prescribed by Law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the powers, designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions of the shares of such series of Preferred Stock; and

WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the powers, designations, preferences and relative participating, optional or other special rights, qualifications, and limitations or restrictions of the shares of such new series of Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED that the Board of Directors does hereby provide authority for the Company to issue a series of Preferred Stock and does hereby in this Certificate of Designations (this “Certificate of Designations”) establish and fix and herein state and express the designations, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1.    Definitions; Interpretation.

(a)    As used in this Certificate of Designations, the following capitalized terms shall have the following meanings:

“Adjustment Event” has the meaning set forth in Section 6(f).

“Advisory Agreement” means the Amended and Restated Advisory Agreement by and between New Mountain Capital, L.L.C., Avantor Holdings Sub, L.P., Avantor, Avantor Performance Materials Holdings S.à r.l. and the Company, as in effect as of the Closing Date.

“Affiliate” means, with respect to a particular Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is controlled by or is under common Control with the Person specified or, in the case of a natural Person, any other member of such Person’s Family Group. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “controlling” and “controlled” have meanings correlative thereto; provided, however, that notwithstanding the foregoing, with respect to any Person that is an investment fund, an Affiliate shall also include any investment fund, vehicle or holding company of which such Person or an Affiliate of such Person serves as the general partner, managing member or discretionary manager or advisor or sub-advisor. “Family Group” means, with respect to any individual, such individual’s spouse and descendants (whether natural or adopted) and any trust, partnership, limited liability company or similar vehicle established and maintained solely for the benefit of (or the sole members or partners of which are) such individual, such individual’s spouse and/or such individual’s descendants. For the avoidance of doubt and notwithstanding anything in the foregoing to the contrary, for purposes of the Junior Convertible Preferred Stock Documents, each of BSPI, any affiliated investment entity or any other Affiliate of Goldman Sachs & Co. LLC and any fund, investor, entity or account that is or may become managed, sponsored or advised by Goldman Sachs & Co. LLC or any of its Affiliates shall, in each case, be deemed not to be an Affiliate of New Mountain or the Company.

“Aggregate Liquidation Preference” means, as of any date of determination, the sum of the Liquidation Preference of each outstanding share of the Junior Convertible Preferred Stock as of such date of determination.

“Avantor” means Avantor, Inc., a Delaware corporation, and any successor thereto.

“Beneficially Own” means to possess beneficial ownership as determined pursuant to Rule 13d-3 and Rule 13d-5 of the Exchange Act as in effect on and as of the Closing Date.

“Board of Directors” has the meaning assigned to such term in the recitals hereof.

“BSPI” means Broad Street Principal Investments, L.L.C., a Delaware limited liability company.

“BSPI Director” has the meaning assigned to such term in Section 4(b).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York.

“Certificate of Designations” has the meaning assigned to such term in the recitals hereof.

“Certificate of Incorporation” has the meaning assigned to such term in the recitals hereof.

“Change of Control” means (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, as a whole, to any Person or Group other than to New Mountain and/or any Affiliate of New Mountain or the Company or (ii) the sale (whether by sale of Equity Securities, merger, consolidation or other business combination transaction) by or involving the Company or any of its Subsidiaries as a result of which 50% or more of the total voting power of the Equity Securities of the Company (or, in the case of a merger or consolidation, of any surviving entity or parent holding company thereof), is owned directly or indirectly by any Person or Group other than New Mountain or its Affiliates and such Person or Group did not own more than 50% or more of the total voting power of the Company immediately prior to such sale.

“Close of Business” means 5:00 p.m., New York City time.

“Closing Date” means November 21, 2017.

“Code” has the meaning assigned to such term in Section 9(b).

“Class B Stock” means the class B stock of the Company.

“Common Stock” means the common stock, par value $0.01 per share, of the Company and any common equity securities of the Company issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Company” has the meaning assigned to such term in the introductory paragraph hereof.

“Contingent Payments” means consideration received or receivable by the Company, its employees, former or current Equity Interest holders, or any other parties in connection with a Change of Control in the form of deferred performance-based payments, “earn-outs”, indemnity holdbacks, or other contingent payments based on the future performance of the Company or any of its businesses or assets.

“Conversion” has the meaning assigned to such term in Section 6(d).

“Conversion Multiple” means, initially, that number, which, when multiplied by the number of shares of Convertible Preferred Stock outstanding immediately following the Closing, causes the resulting product to equal 0.4697 times the sum of (a) such resulting product and (b) the Existing Common Shares. As of November 21, 2017, the Conversion Multiple was 14.22. The Conversion Multiple shall be subject to adjustment as provided in Section 6.

“DGCL” has the meaning assigned to such term in the introductory paragraph hereof.

“Effective Date” means the first date on which shares of the Common Stock trade in the applicable market reflecting the relevant Adjustment Event.

“Equity Interests” means, with respect to any Person, any and all of the shares, interests, rights, participations or other equivalents of or interests in (however designated) equity of such Person (including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest) and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” has the meaning assigned to such term in Section 9(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Common Shares” means the sum of (x) the number of shares of Common Stock outstanding immediately following the Closing and (y) the number of shares of Common Stock issued in connection with the Advisory Agreement prior to or substantially concurrently with conversion of the Convertible Preferred Stock pursuant to Section 6(b).

“Fair Market Value” (a) the fair market value as determined in good faith by a majority of the Board of Directors; provided that, if the BSPI Director makes a bona fide objection to the fair market value as determined in good faith by a majority of the Board, the Fair Market Value shall be determined by a Financial Expert and such Financial Expert’s determination shall be binding upon all parties or (b) in the case of shares of stock that are listed on a Principal Exchange and have been so listed for the thirty (30) trading days immediately preceding the day as of which Fair Market Value is being determined, with respect to any Valuation Period, the arithmetic average of the daily volume-weighted average price of such stock as reported in composite transactions for United States exchanges and quotation systems for each Valuation Day in such Valuation Period, as displayed under the heading “Bloomberg VWAP” on the applicable Bloomberg page for such shares in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Valuation Day (or, if such volume-weighted average price is unavailable, the Fair Market Value of such shares as determined pursuant to clause (a) above).

“Financial Expert” means a nationally recognized and independent investment banking or valuation firm selected in good faith by the Board of Directors.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Group” means a “group” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act (or any successor section thereto).

“Holder” means the Person in whose name a Junior Convertible Preferred Stock Certificate is registered on the Transfer Agent’s books and records.

“Holdings” means Vail Holdco Sub LLC, a Delaware limited liability company and a direct Wholly Owned Subsidiary of the Company.

“Junior Convertible Preferred Stock” has the meaning assigned to such term in Section 2.

“Junior Convertible Preferred Stock Certificate” means one or more certificates evidencing ownership of a share or shares of Junior Convertible Preferred Stock.

“Junior Convertible Preferred Stock Documents” means this Certificate of Designations, the Certificate of Incorporation, the Stockholders Agreement, the Junior Convertible Preferred Stock Purchase Agreement, the Registration Rights Agreement (solely with respect to those Holders party thereto) and each Junior Convertible Preferred Stock Certificate.

“Junior Convertible Preferred Stock Purchase Agreement” means the Junior Convertible Preferred Stock Purchase Agreement, dated as of the Closing Date, by and among the Company and the Holders party thereto.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, legally binding guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the legally binding interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, legally binding requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Liquidation Preference” means, with respect to each outstanding share of the Junior Convertible Preferred Stock, $1,650.

“Management Investors” means the officers, directors, employees and other members of the management of the Company and its Subsidiaries who are investors in the Common Stock.

“Mandatory Conversion Date” has the meaning set forth in Section 6(e).

“Open of Business” means 9:00 a.m., New York City time.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Portfolio Company” means, with respect to any Person, a “portfolio company” (as such term is customarily used among institutional investors), or any entity controlled by any “portfolio company”, of such Person or one of its Affiliates.

“Preferred Stock” has the meaning assigned to such term in the recitals hereof.

“Principal Exchange” means each of The New York Stock Exchange, The NASDAQ Global Market and The NASDAQ Global Select Market (or any of their respective successors).

“Qualified IPO” means the issuance by the Company, Holdings, Avantor or any direct or indirect parent of Holdings of its common equity in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) that results in the Company, Holdings, Avantor or any direct or indirect parent of Holdings receiving gross proceeds of at least $400,000,000.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, by and among the Company and the Holders (as defined therein) from time to time party thereto.

“Required Holders” means, as of any date of determination, the Holders holding at least a majority of the Aggregate Liquidation Preference as of such date of determination.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief administrative officer, general counsel, deputy general counsel, secretary or assistant secretary, treasurer or assistant treasurer, controller or other similar officer of a Person. Any document delivered hereunder that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means Series A Preferred Stock (par value $0.01) (initial liquidation preference $1,000.00 per share) of the Company.

“Similar Laws” has the meaning assigned to such term in Section 9 (b).

“Sponsor” means New Mountain Partners III Cayman (AIV-B), L.P. and any of its Affiliates, and funds or partnerships managed or advised by any of them or any of their respective Affiliates but not including, however, any portfolio company of any of the foregoing.

“Stockholders” has the meaning assigned to such term in the Stockholders Agreement.

“Stockholders Agreement” means the Stockholders Agreement, dated as of the Closing Date, by and among the Company and the Stockholders from time to time party thereto.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the voting power of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency that has not yet happened) are at the time Beneficially Owned by such Person, (ii) more than half of the issued share capital is at the time Beneficially Owned by such Person or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company. For the avoidance of doubt, any entity that is owned at a 50.0% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Agreement, regardless of whether such entity is consolidated on the Company’s or any of its Subsidiaries’ financial statements.

“Supermajority Holders” means, as of any date of determination, the Holders holding at least 80% of the Aggregate Liquidation Preference as of such date of determination.

“Transfer Agent” means the transfer agent with respect to the Junior Convertible Preferred Stock, which, on and as of Closing Date, shall be American Stock Transfer & Trust Company, LLC, and any successor transfer agent appointed by the Company and notified to the Holders.

“U.S.” means the United States of America.

“Valuation Day” means, with respect to any determination of Fair Market Value pursuant to clause (i) of the definition thereof, each trading day included in the applicable Valuation Period.

“Valuation Period” means, with respect to any determination of Fair Market Value pursuant to clause (i) of the definition thereof, the thirty (30) consecutive trading days immediately preceding the day as of which Fair Market Value is being determined.

“Wholly Owned Subsidiary” means a Subsidiary all of the Equity Interests in which are owned, directly or indirectly, by the Company.

(b)    Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The headings are for convenience only and will not be given effect in interpreting this Certificate of Designations. References herein to any Section shall be to a Section hereof unless otherwise specifically provided. References herein to any Law means such Law, including all rules and regulations promulgated under or implementing such Law, as amended from time to time and any successor Law unless otherwise specifically provided. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Certificate of Designations, refer to this Certificate of Designations as a whole and not to any particular provision of this Certificate of

Designations. The use of the masculine, feminine or neutral gender or the singular or plural form of words will not limit any provisions of this Certificate of Designations. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not mean simply “if”. The terms lease and license shall include sub-lease and sub-license, as applicable. All references to $, currency, monetary values and dollars set forth herein means U.S. dollars. When the terms of this Certificate of Designations refer to a specific agreement or other document or a decision by any body or Person that determines the meaning or operation of a provision hereof, the secretary of the Company shall maintain a copy of such agreement, document or decision at the principal executive offices of the Company and a copy thereof will be provided free of charge to any stockholder who makes a request therefor. Unless expressly provided herein or the context otherwise requires, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein).

2.    Designations. A total of 5,000,000 shares of Preferred Stock shall be designated as a series known as Junior Convertible Preferred Stock, with 1,650,000 shares issued as of the date hereof, with each such share having an initial Liquidation Preference of $1,650 per share (the “Junior Convertible Preferred Stock”). The Junior Convertible Preferred Stock shall be perpetual, subject to the provisions hereof.

3.    Ranking. With respect to (a) payment of dividends and (b) distribution of assets upon, or in connection with, the voluntary or involuntary liquidation, dissolution or winding up of the Company, the Junior Convertible Preferred Stock shall rank: (x) senior to all classes of Common Stock and all series of Preferred Stock other than Series A Preferred Stock; (y) junior to the Series A Preferred Stock; and (z) junior to all existing and future indebtedness of the Company.

4.    Voting; Board Representation.

(a)    Voting. Except as otherwise required by law, each Holder shall be entitled to vote with the holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the holders of Common Stock for their action or consideration. In any such vote, each share of Junior Convertible Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Junior Convertible Preferred Stock is convertible pursuant to Section 6 herein as of the record date for such vote or written consent or, if no record date occurs, as of the date of such vote or written consent.

(b)    Right to Board Representation. The Holders shall have the right to appoint five (5) members to the Board of Directors as set forth in the Stockholders Agreement. The directors designated by the Holders (the “Junior Preferred Directors”) shall have the power to vote on all matters submitted to the Board of Directors and, for so long as BSPI, retains the right to appoint a director to the Board of Directors pursuant to Section 2.1 of the Stockholders Agreement (such director, the “BSPI Director”), the BSPI Director shall have special voting power with respect to those matters described in Section 2.2(c) of the Stockholders Agreement.

5.    Dividends. In the event the Company declares or pays a dividend or distribution on the Common Stock, whether such dividend or distribution is payable in cash, securities or other property, including the purchase or redemption by the Company or any of its Subsidiaries of shares of Common Stock for cash, securities or property, but excluding (i) any dividend or distribution payable on the Common Stock in shares of Common Stock and (ii) any repurchases of Common Stock held by employees or consultants of the Company upon termination of their employment or services pursuant to agreements providing for such repurchase, the Company shall simultaneously declare and pay a dividend on the Junior Convertible Preferred Stock on a pro rata basis with the Common Stock determined on an as-converted basis assuming all shares of Junior Convertible Preferred Stock had been converted into the number of shares of Common Stock equal to the greater of (i) the aggregate Liquidation Preference of all outstanding shares of Junior Convertible Preferred Stock divided by (ii) the Fair Market Value of a share of Common Stock as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined) or (y) (i) the number of shares of Junior Convertible Preferred Stock outstanding as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined) multiplied by (ii) the Conversion Multiple. Notwithstanding anything to the contrary herein, the Company may not declare or pay any dividend or make any other payment to the extent such declaration or payment of dividend or other payment is not permitted by Law.

6.    Conversion.

(a)    Conversion Following a Qualified IPO. Subject to the provisions of this Section 6, on the earlier of (x) the 90th day following the closing of a Qualified IPO or (y) solely if the registration statement with respect to such Qualified IPO includes shares of Common Stock held by the Sponsor or BSPI, the effective date such Qualified IPO, all of the outstanding shares of Junior Convertible Preferred Stock shall automatically convert into an aggregate number of shares of Common Stock equal to the greater of (i)(A) the Aggregate Liquidation Preference divided by (B) the Fair Market Value per share of Common Stock (or the price per share of Common Stock being sold in such Qualified IPO, if the registration statement with respect to such Qualified IPO includes shares of Common Stock held by the Sponsor) or (ii) (A) the number of shares of Junior Convertible Preferred Stock outstanding immediately prior to such conversion multiplied by (B) the Conversion Multiple.

(b)    Conversion Upon a Change of Control. Subject to the provisions of this Section 6, immediately prior to the closing of a Change of Control, all of the outstanding shares of Junior Convertible Preferred Stock shall automatically convert into an aggregate number of shares of Common Stock equal to the greater of (i)(A) the Aggregate Liquidation Preference divided by (B) the price per share of Common Stock payable to the holders thereof in such Change of Control (including the Fair Market Value of any non-cash consideration payable in respect of each share of Common Stock) (the “Change of Control Share Price”) or (ii) (A) the number of shares of Junior Convertible Preferred Stock outstanding as of the Closing Date multiplied by (B) the Conversion Multiple. In the event a Change of Control is consummated and consideration in connection with such Change of Control may be increased by payments related to future events, any additional consideration to be paid in such transaction related to future events, including without limitation, payments in accordance with promissory notes delivered to the Company or any Contingent Payments, shall be included in the aggregate consideration payable to the Holders upon the closing of such Change of Control.

(c)    Conversion in Connection with Tag-Along Rights. If a Holder is participating in a transaction contemplated by Section 3.3 of the Stockholders Agreement, then, at the election of the Sponsor, the shares of Junior Convertible Preferred Stock included in such transaction shall convert into shares of Common Stock pursuant to the terms and conditions of Section 3.3 of the Stockholders Agreement.

(d)    Procedures for Conversion. Any conversion pursuant to clause (a), (b) or (c) above or a redemption pursuant to the last sentence of this clause (d) (each, a “Conversion”) shall occur without any further action by the Holders or the Company. As promptly as practicable following a Conversion, but in any event within ten (10) days thereafter or such other time period required to allow the applicable Holders to fully and timely participate in the transaction giving rise to such conversion, the Company shall send each Holder written notice of such Conversion. Upon receipt of such notice, each Holder shall surrender to the Company the certificate or certificates representing the shares of Junior Convertible Preferred Stock being converted, duly assigned or endorsed for transfer to the Company (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the Holder. All shares of Common Stock issued hereunder by the Company shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof. Notwithstanding the foregoing, in connection with a Change of Control, in lieu of issuing shares of Common Stock in respect of each share of Junior Convertible Preferred Stock held by such Holder immediately prior to such Change of Control, the Company or its successor shall instead deliver to each Holder in respect of each share of Junior Convertible Preferred Stock held by such Holder immediately prior to such Change of Control the maximum consideration per share of Common Stock paid to any holder of Common Stock in such Change of Control (or, if the Change of Control comprised a sale of substantially all of the assets of the Company, the Fair Market Value of a share of Common Stock implied by such Change of Control, calculated after giving effect to such conversion) multiplied by the number of shares of Common Stock into which such share of Junior Convertible Preferred Stock would otherwise have been converted pursuant to clause (b) above.

(e)    Effect of Conversion. On the date of any Conversion (such date, the “Mandatory Conversion Date”), all rights with respect to such Junior Convertible Preferred Stock shall immediately cease and terminate, other than the right of the Holder to receive shares of Common Stock issuable (or to receive consideration payable to holders of Common Stock in connection with a Change of Control) upon conversion thereof and, if applicable, a dividend on the Mandatory Conversion Date. Any declared and unpaid dividends with respect to the Junior Convertible Preferred Stock shall be paid to the Holders on the Mandatory Conversion Date.

(f)    Adjustment to Conversion Multiple. In the case of any (i) stock split or stock recombination affecting the Common Stock, or dividend or distribution payable on the Common Stock in shares of Common Stock, (ii) recapitalization, reclassification or change in the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), (iii) consolidation, merger or other combination involving the Company, (iv) statutory share exchange of the Common Stock with another Person (other than in connection with a merger or acquisition), (v) other reorganization or restructuring involving the Common Stock, or (vi) the conversion of the Class B Stock into Common Stock subject to and in accordance with Article 4.G of the Certificate of Incorporation (each event described in clauses (i) through (vi), an “Adjustment Event”), in each case, the Conversion Multiple shall be adjusted based on the following formula:

(CM1/CM0) = (OS1/OS0)

where:

CM0 = the Conversion Multiple in effect immediately prior to the Open of Business on the Effective Date of Adjustment Event;

CM1 = the Conversion Multiple in effect immediately after to the Open of Business on the Effective Date of such Adjustment Event;

OS0 = the number of shares of Common Stock outstanding immediately prior to the Open of Business on the Effective Date of such Adjustment Event; and

OS1 = the number of shares of Common Stock outstanding immediately after to the Open of Business on the Effective Date of such Adjustment Event.

Any adjustment made under this Section 6(f) shall become effective immediately after the Open of Business on the Effective Date for such Adjustment Event.

7.    Liquidation Preference. Upon any bankruptcy, liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each Holder shall be entitled to receive in respect of each share of Junior Convertible Preferred Stock, and to be paid out of the assets of the Company legally available for distribution to its stockholders, after satisfaction of the liabilities to the Company’s creditors and holders of shares of Series A Preferred Stock and before any payment or distribution is made to holders of Common Stock, the greater of (a) the Liquidation Preference and (b) the amount to be distributed in respect of each share of Common Stock in such bankruptcy, liquidation, dissolution or winding up of the Company multiplied by the Conversion Multiple.

8.    Covenants.

(a)    Anti-Layering. The Company shall not, and shall cause its Subsidiaries not to (either directly or indirectly), without the Company first having provided written notice of such proposed action to each Holder and having obtained the affirmative vote or written consent of the Supermajority Holders, issue any new, reclassify any existing Equity Interests into, or issue any Equity Interests or indebtedness or debt securities in each case convertible into, Equity Interests senior or pari passu to the Junior Convertible Preferred Stock and junior to the Series A Preferred Stock.

(b)    Reservation of Common Stock. The Company shall, at all times when any shares of Junior Convertible Preferred Stock are outstanding, reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Junior Convertible Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Junior Convertible Preferred Stock pursuant to Section 6 hereof, taking into account any adjustment to such number of shares so issuable in accordance with Section 6 hereof. The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable Law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the shares of Junior Convertible Preferred Stock.

9.    Transfers.

(a)    The shares of the Junior Convertible Preferred Stock are subject to the transfer restrictions contained in this Section 9, the Stockholders Agreement and under applicable securities Laws. In connection with the transfer of any share of the Junior Convertible Preferred Stock, the Holder thereof will deliver written notice to the Transfer Agent describing in reasonable detail the transfer or proposed transfer, which will, if so requested by the Transfer Agent in writing (and at the Company’s expense), be accompanied by an opinion of counsel that such transfer may be effected without registration of such shares of the Junior Convertible Preferred Stock under the Securities Act.

(b)    Each transferee of shares of Junior Convertible Preferred Stock will be deemed to have represented and agreed that either (i) the transferee is not acquiring or holding such shares of Junior Convertible Preferred Stock or interest therein with the assets of (A) an “employee benefit plan” as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Part 4 of Subtitle B of Title I of ERISA, (B) a “plan” as defined in and subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), (C) any entity whose underlying assets are deemed under ERISA to include “plan assets” of any of the foregoing by reason of an employee benefit plan’s or plan’s investment in such entity (each such employee benefit plan and plan described in clauses (A) through (C) referred to herein as an “ERISA Plan”), (D) any plan, account or other arrangement subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (“Similar Law”) that could cause the underlying assets of the Company to be treated as assets of such plan, account or arrangement, or (E) a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA); or (ii) the acquisition, holding and disposition of such shares of Junior Convertible Preferred Stock or interest therein by the purchaser shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any Similar Laws.

Additionally, if any transferee of shares of Junior Convertible Preferred Stock is using assets of any ERISA Plan to acquire or hold Junior Convertible Preferred Stock, such transferee will be deemed to have represented and agreed that (i) none of the Company, the placement agent or any of their respective Affiliates has acted as the ERISA Plan’s fiduciary, or has been relied upon for any advice, with respect to the transferee’s decision to acquire, hold, sell, exchange, vote or provide any consent with respect to Junior Convertible Preferred Stock and none of the Company, the placement agent or any of their respective Affiliates shall at any time be relied upon as the ERISA Plan’s fiduciary with respect to any decision to acquire, continue to hold, sell, exchange, vote or provide any consent with respect to Junior Convertible Preferred Stock and (ii) the decision to invest in Junior Convertible Preferred Stock has been made at the recommendation or direction of an “independent fiduciary” (“Independent Fiduciary”) within the meaning of U.S. Code of Federal Regulations 29 C.F.R. Section 2510.3-21(c), as amended from time to time (the “Fiduciary Rule”), who (a) is independent of the Company and the placement agent; (b) is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies (within the meaning of the Fiduciary Rule); (c) is a fiduciary (under ERISA and/or Section 4975 of the Code) with respect to the transferee’s investment in Junior Convertible Preferred Stock and is responsible for exercising independent judgment in evaluating the investment in Junior Convertible Preferred Stock; (d) is either (A) a bank as defined in Section 202 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency of the United States; (B) an insurance carrier which is qualified under the laws of more than one state of the United States to perform the services of managing, acquiring or disposing of assets of such an ERISA Plan; (C) under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state (referred to in such paragraph (1)) in which it maintains its principal office and place of business; (D) a broker dealer registered under the Securities Exchange Act of 1934, as amended; and/or (E) an Independent Fiduciary (not described in clauses (A) through (D) above) that holds or has under management or control total assets of at least $50 million, and will at all times that such transferee holds Junior Convertible Preferred Stock hold or have under management or control total assets of at least $50 million; and (e) is aware of and acknowledges that (I) none of the Company, the placement agent or any of their respective Affiliates is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transferee’s investment in Junior

Convertible Preferred Stock, and (II) the Company, the placement agent and their respective Affiliates have a financial interest in the transferee’s investment in Junior Convertible Preferred Stock on account of the fees and other remuneration the Company or they expect to receive in connection with transactions contemplated hereunder. Notwithstanding the foregoing, any ERISA Plan which is an individual retirement account that is not represented by an Independent Fiduciary shall not be deemed to have made the representation in clause (ii)(d) above.

(c)    Each transferee of such shares shall execute and deliver to the Company a joinder to the Stockholders Agreement substantially in the form set forth in Exhibit B at the time of or prior to such transfer. Any transfer in violation of this Section 9 or the Stockholders Agreement will be null and void ab initio.

(d)    The Transfer Agent shall keep a register for the registration of the Junior Convertible Preferred Stock. Subject to the Stockholders Agreement and the Certificate of Incorporation or bylaws of the Company, upon the surrender of any certificate representing shares of the Junior Convertible Preferred Stock at such place, the Transfer Agent shall notify the Company and the Company shall, upon the request of the record holder of such certificate, promptly (but in any event within five Business Days after such request) prepare, execute and deliver (at the Company’s expense) a new certificate or certificates in exchange therefor representing the shares of the Junior Convertible Preferred Stock with an aggregate Liquidation Preference of the Junior Convertible Preferred Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such Liquidation Preference of the Junior Convertible Preferred Stock as is requested by the Holder of the surrendered certificate. The issuance of new certificates and of additional shares of the Junior Convertible Preferred Stock shall be made without charge to the Holders of the Junior Convertible Preferred Stock, and the Company shall pay for any other cost incurred by the Company or the Transfer Agent in connection with such issuance, other than any documentary, stamp and similar issuance or transfer tax in respect of the preparation, execution and delivery of such new certificates pursuant to this Section 9. All transfers and exchanges of the shares of the Junior Convertible Preferred Stock shall be made promptly by direct registration on the books and records of the Transfer Agent and each of the Company and the Transfer Agent shall take all such other actions as may be required to reflect and facilitate all transfers and exchanges permitted pursuant to this Section 9.

(e)    Upon receipt of evidence reasonably satisfactory to the Company and the Transfer Agent (it being understood that an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of the Junior Convertible Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company and the Transfer Agent (provided that if the Holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the shares of the Junior Convertible Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

(f)    Unless otherwise agreed to by the Company and the applicable Holder, each certificate representing the shares of the Junior Convertible Preferred Stock shall bear a restrictive legend substantially in the form set forth in Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Certificate of Designations, and shall be subject to the restrictions set forth therein. In addition, each such certificate may have notations, additional legends or endorsements required by Law, stock exchange rules, agreements to which the Company and all of the holders of shares of the Junior Convertible Preferred Stock in their capacity as Holders are subject, if any.

10.    Amendments and Waivers. No amendment, modification or waiver of, or consent to any departure by the Company or any of its Subsidiaries from, any provision of (I) the Certificate of Incorporation (other than the certificate of designations governing the Series A Preferred Stock) or the bylaws of the Company (but only if such amendment modification, waiver or consent to the Certificate of Incorporation or bylaws of the Company alters or changes any of the terms, designations, rights, privileges, powers or restrictions of the shares of the Junior Convertible Preferred Stock so as to affect them adversely) or (II) this Certificate of Designations (in each case of clauses (I) and (II), by merger, consolidation, operation of Law or otherwise) will be effective without being in writing and without the Company first having provided written notice of such proposed action to each Holder and having obtained the affirmative vote or written consent of the Required Holders; provided that, without the affirmative vote or written consent of the Supermajority Holders, no such action will (by merger, consolidation, operation of Law or otherwise) (i) amend or waive any Holder’s right to payment of any dividends in the amounts, in the manner and at the times specified in Section 5, (ii) amend or waive this Section 10 or any voting percentages in this Certificate of Designations (including the percentages in the definitions of “Required Holders” and “Supermajority Holders”), (iii) amend or waive Section 3 or any other provision affecting the ranking of the Junior Convertible Preferred Stock, (iv) amend or waive Sections 8 or 9, (v) consummate a binding stock split or stock recombination or (vi) consummate a binding share exchange or reclassification involving the Junior Convertible Preferred Stock, or a merger, consolidation or other transaction of the Company with another Person, in each case other than a Change of Control contemplated by clause (ii) of the definition thereof, which would have the effect of amending, modifying or waiving the terms or the designations, rights, preferences, powers, restrictions and limitations of the Junior Convertible Preferred Stock in a manner that would not be permitted by clauses (i) through (vi) of this Section 10 or which would cause the shares of Junior Convertible Preferred Stock to be converted into cash, property, rights or securities to be cancelled; provided, further, that no amendment, modification, restatement, supplement, termination, repeal or waiver of, or consent to any departure by the Company or any of its Subsidiaries from, this Certificate of Designations that treats any Holder, by its terms (as opposed to its effect), disparately and in a materially adverse manner relative to the other Holders may be effected without the consent of each such disparately and materially adversely affected Holder; provided, further, that any amendment or waiver with respect to the definition of “Conversion Multiple” that adversely affects the Holders shall require the approval of the Holders holding at least 95% of the Aggregate Liquidation Preference as of such date of determination. Notwithstanding the foregoing, amendments may be made to the definition of “Conversion Multiple” with the consent of the Required Holders to correct any typographical or similar ministerial errors. No waiver of failure to comply with any provision, condition or requirement of this Certificate of Designations will be deemed to be a continuing waiver in the future or a waiver of any subsequent failure or a waiver of any other provision, condition or requirement hereof, nor will any delay or omission to exercise any right hereunder in any manner impair the exercise of any such right.

11.    No Reissuance of the Junior Convertible Preferred Stock. No share or shares of the Junior Convertible Preferred Stock acquired by the Company by reason of purchase or otherwise shall be reissued or held in treasury for reissuance, and the Company shall take all action to cause all such shares to be canceled, retired and eliminated from the shares of the Junior Convertible Preferred Stock which the Company shall be authorized to issue.

12.    Rights and Remedies of Holders.

(a)    The various provisions set forth herein are for the benefit of the Holders and shall be enforceable by them, including by one or more actions for specific performance. The Company acknowledges that the subject matter of this Certificate of Designations is unique and that the Holders would be damaged irreparably in the event that any of the provisions of this Certificate Designations are not performed in accordance with their specific terms or otherwise are breached, and that remedies at law would not be adequate to compensate such other parties not in default or in breach. Accordingly, the Company agrees that the Holders will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions of this Certificate of Designations in addition to any other remedy to which they may be entitled, at law or in equity. The Company waives any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Certificate of Designations.

(b)    Except as expressly set forth herein, all remedies available under this Certificate of Designations, at law, in equity or otherwise, will be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Holder of a particular remedy will not preclude the exercise of any other remedy.

13.    Notices.

(a)    Any notice or other communication required or permitted to be delivered under this Certificate of Designations will be in writing and delivered by (i) email or (ii) overnight delivery via a national courier service, with respect to any Holder, at the email address or physical address on file with the Company or through the applicable procedures of DTC and, with respect to the Company, to the following email address or physical address, as applicable:

Vail Holdco Corp

Radnor Corporate Center

Building One, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

Email: generalcounsel@avantorinc.com

with copies (which will not constitute notice) to:

New Mountain Capital, L.L.C.

787 Seventh Avenue, #49

New York, New York 10019

Attention:          Matthew Holt

Email:                mholt@newmountaincapital.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:          Alan Klein

    Elizabeth A. Cooper

    Benjamin P. Schaye

    Ryan Bekkerus

Email:               aklein@stblaw.com

    ecooper@stblaw.com

    ben.schaye@stblaw.com

    rbekkerus@stblaw.com

(b)    Notice or other communication pursuant to Section 13(a) will be deemed given or received when delivered, except that any notice or communication received by email transmission on a non-Business Day or on any Business Day after 5:00 p.m. addressee’s local time or by overnight delivery on a non-Business Day will be deemed to have been given and received at 9:00 a.m. addressee’s local time on the next Business Day.

14.    Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable Law, but if any provision hereof is held to be prohibited by or invalid under applicable Law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

15.    Governing Law. This Certificate of Designations and all questions relating to the interpretation or enforcement of this Certificate of Designations will be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed by an authorized officer this 21 day of November, 2017.

VAIL HOLDCO CORP

By:	/s/ Andre Moura
Name: Andre Moura
Title: Treasurer and Secretary

[SIGNATURE PAGE TO CERTIFICATE OF DESIGNATIONS]

EXHIBIT A

Restrictive Legend to the Junior Convertible Preferred Stock Certificate

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY SECURITIES LAWS OF ANY OTHER JURISDICTION AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE DESIGNATIONS, RIGHTS, PREFERENCES, POWERS, RESTRICTIONS AND LIMITATIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS FOR THE JUNIOR CONVERTIBLE PREFERRED STOCK FILED WITH THE SECRETARY OF STATE FOR THE STATE OF DELAWARE PURSUANT TO SECTION 151 OF THE DELAWARE GENERAL CORPORATION LAW (THE “CERTIFICATE OF DESIGNATIONS”) AND THE RIGHTS, TERMS AND CONDITIONS SET FORTH IN THE STOCKHOLDERS AGREEMENT BY AND AMONG VAIL HOLDCO CORP (THE “COMPANY”) AND CERTAIN OF THE STOCKHOLDERS OF COMPANY FROM TIME TO TIME PARTY THERETO (THE “STOCKHOLDERS AGREEMENT”). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE CERTIFICATE OF DESIGNATIONS AND THE STOCKHOLDERS AGREEMENT. A COPY OF THE CERTIFICATE OF DESIGNATIONS AND THE STOCKHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER UPON REQUEST.

IN ADDITION, THE HOLDER OF THIS SECURITY UNDERSTANDS THAT THE ISSUER MAY RECEIVE A LIST OF PARTICIPANTS HOLDING POSITIONS IN THIS SECURITY. EACH PURCHASER OF THIS SECURITY OR ANY BENEFICIAL INTERESTS HEREIN WILL BE DEEMED TO REPRESENT THAT IT AGREES TO COMPLY WITH THE TRANSFER RESTRICTIONS SET FORTH HEREIN AND IN THE CERTIFICATE OF DESIGNATIONS AND THE STOCKHOLDERS AGREEMENT AND WILL NOT TRANSFER THIS SECURITY OR ANY BENEFICIAL INTERESTS HEREIN EXCEPT TO AN ELIGIBLE PURCHASER WHO CAN MAKE THE SAME ACKNOWLEDGMENTS, REPRESENTATIONS, WARRANTIES AND AGREEMENTS ON BEHALF OF ITSELF AND EACH ACCOUNT FOR WHICH IT IS PURCHASING.

EXHIBIT B

Joinder to Stockholders Agreement

The undersigned is executing and delivering this Joinder Agreement (the “Joinder Agreement”) to the Stockholders Agreement, dated as of November 21, 2017 (as amended, supplemented or otherwise modified in accordance with the terms thereof, the “Stockholders Agreement”), among Vail Holdco Corp, a Delaware corporation (the “Company”), and each of the stockholders of the Company whose name appears on the signature pages listed therein (each, an “Existing Stockholder” and collectively, the “Existing Stockholders”).

By executing and delivering this Joinder Agreement, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Stockholders Agreement in the same manner as if the undersigned were an original signatory to such agreement as an Existing Stockholder.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of                              ,                     .

[NAME OF STOCKHOLDER]

Name:
Title:

Acknowledged by:

VAIL HOLDCO CORP

By:
Name:
Title: